Exhibit 4.2

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depositary or a nominee of the Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such a successor Depositary.

VIACOMCBS INC.

4.950% Senior Notes due 2050

No.	$

CUSIP: 92556H AC1

ISIN: US92556HAC16

ViacomCBS Inc., a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $            on May 19, 2050 at the office or agency of the Company referred to below, and to pay interest thereon on November 19, 2020, and semiannually in arrears thereafter, on May 19 and November 19 of each year (each, an “Interest Payment Date”), from May 19, 2020, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 4.950% per annum, until the principal hereof is paid or duly provided for.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid, in immediately available funds, to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 4 or November 4, as the case may be, preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest, may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in said Indenture.

Payment of the principal of and interest on this Security will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that each installment of interest and principal on this Security may at the Company’s option be paid by check to the payee or in immediately available funds by transfer to an account maintained by the payee located in the United States.

Any payment of principal or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day and no interest shall accrue as a result of such delayed payment. For purposes of this Security, “Business Day” means any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions are generally authorized or obligated by law or executive order to close.

General. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), unlimited in aggregate principal amount, issued and to be issued in one or more series under the Indenture, dated as of March 27, 2020, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) (the “Indenture”), to which Indenture and the respective resolutions of the Company’s Board of Directors or resolutions pursuant to the authority of the Board of Directors, an Officer’s Certificate and/or indentures supplemental thereto, as the case may be, reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Securities of this series, and of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. This Security is one of a series designated as 4.950% Senior Notes due 2050, limited in aggregate principal amount as of the date hereof to $1,000,000,000.

Authorized Denominations. The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000.

Book-Entry Security. This Security is a Global Security and is being registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Subject to the terms of the Indenture, this Security will be held by DTC or its nominee, and beneficial interests will be held by beneficial owners through the book-entry facilities of DTC or its nominee in minimum denominations of $2,000 and in integral multiples of $1,000. As long as this Security is registered in the name of DTC or its nominee, the Trustee will make payments of principal of and interest on this Security by wire transfer of immediately available funds to DTC or its nominee. Notwithstanding the above, upon the maturity of this Security, the principal, together with accrued interest thereon, will be paid in immediately available funds upon surrender of this Security at the Corporate Trust Office of the Trustee or such other offices or agencies appointed by the Trustee for that purpose or such other locations provided in the Indenture.

Event of Default. If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Redemption and Maturity. The Securities of this series are not subject to any sinking fund and are subject to redemption prior to maturity as set forth below.

Optional Redemption. (a) At any time and from time to time on or after the Par Call Date, the Securities of this series may be redeemed, at the option of the Company, in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Securities of this series to be redeemed, plus accrued and unpaid interest on the Securities of this series to be redeemed, if any, to, but not including, the Redemption Date. The Company will transmit notice of any such redemption at least 10 days, but not more than 45 days, before the Redemption Date to each Holder of the Securities of this series to be redeemed.

(b) At any time and from time to time prior to the Par Call Date, the Company may redeem some or all of the Securities of this series, at its option, on not less than 10 nor more than 45 days’ prior notice, at a Redemption Price equal to the sum of the principal amount, the relevant Make-Whole Amount (defined below), if any, and any accrued and unpaid interest, if any, to, but not including, the Redemption Date. Holders on a Record Date that is on or prior to a Redemption Date will be entitled to receive interest due on the Interest Payment Date.

(c) The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by the Company. If the Reinvestment Rate is not available, the Reinvestment Rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution. In no event shall the Trustee be responsible for calculating the Make-Whole Amount.

(d) On and after the Redemption Date, interest will cease to accrue on such Securities or any portion of the Securities called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with the Trustee money sufficient to pay the Redemption Price of and (unless the Redemption Date shall be an Interest Payment Date) accrued and unpaid interest, if any, to, but not including, the Redemption Date on such Securities to be redeemed on such date. If less than all of the Securities of this series are to be redeemed, the Securities to be redeemed shall be selected in accordance with the procedures of the Depositary or by such method as the Trustee shall deem appropriate.

Notice of any redemption of the Securities of this series in connection with a corporate transaction that is pending (including an equity offering, an incurrence of indebtedness or a change of control) may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of the transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the redemption date. The Company shall notify Holders of any such rescission as soon as practicable after the Company determines that it will not be able to satisfy or otherwise waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Securities of this series called for redemption will become due and payable on the Redemption Date and at the Redemption Price, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date.

(e) Definitions.

“Make-Whole Amount” means the excess, if any, of (i) the aggregate present value as of the Redemption Date of the principal being redeemed and the amount of interest (exclusive of interest accrued to the Redemption Date) that would have been payable to the Par Call Date if redemption had not been made, determined by discounting, on a semi-annual basis, the remaining principal and interest at the Reinvestment Rate (defined below) (determined on the third business day preceding the Redemption Date) from the dates on which the principal and interest would have been payable on the Par Call Date, to the Redemption Date, over (ii) the aggregate principal amount of such Securities.

“Par Call Date” means November 19, 2049.

“Reinvestment Rate” means (i) the arithmetic mean of the yields published in the most recent Statistical Release under the caption “U.S. Government Securities—Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to the Par Call Date, as of the payment date of the principal being redeemed or paid (the “Treasury Yield”), plus (ii) 0.500%. If no maturity exactly corresponds to the Par Call Date, yields for the two published maturities most closely corresponding to the Par Call Date would be so calculated and the Reinvestment Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used for purposes of calculating the Reinvestment Rate.

“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published daily by the Federal Reserve and which reports yields on actively traded U.S. government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by the Company.

Offers to Repurchase. (a) Unless the Company has previously exercised its right to redeem all the Securities of this series as described under “Optional Redemption” above, upon the occurrence of a Change of Control Repurchase Event (defined below) in respect of the Securities of this series, the Company will make an offer to each Holder of Securities of this series, as to which the Change of Control Repurchase Event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Securities of this series pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Price”). Within 30 days following any Change of Control Repurchase Event in respect of the Securities of this series or, at the Company’s option, prior to any Change of Control (defined below), but after the public announcement of the Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Securities of this series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(b) The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Securities of this series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities of this series, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities of this series by reason of such conflict.

(c) On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(1)    accept for payment all Securities of this series or portions of Securities of this series properly tendered and not withdrawn pursuant to the Company’s offer;

(2)    deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities of this series or portions of Securities of this series accepted for purchase; and

(3)    deliver or cause to be delivered to the Trustee the Securities of this series accepted for purchase, together with an Officer’s Certificate stating the aggregate principal amount of Securities of this series being purchased by the Company.

The Paying Agent will promptly pay, from funds deposited by the Company for such purpose, to each Holder of Securities of this series accepted for purchase, the purchase price for such Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Security equal in principal amount to any unpurchased portion of any Securities of this series surrendered.

(d) The Company will not be required to make an offer to repurchase the Securities of this series subject to any Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities of this series properly tendered and not withdrawn under its offer.

(e) Definitions.

An “Affiliate” of the Company means any person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company, or directly or indirectly controlled by a Redstone Family Member.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) other than the Company or one of its Affiliates;

(2) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors;

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Company, one of the Company’s subsidiaries or Redstone Family Members, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock, and following such transaction or transactions, Redstone Family Members beneficially own less than 50% of the Company’s Voting Stock, in each case, measured by voting power rather than number of shares; or

(4) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of the Company’s common stock, following which Redstone Family Members beneficially own, directly or indirectly, more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares.

“Below Investment Grade Rating Event” with respect to the Securities of this series means that the Securities of this series becomes rated below Investment Grade by all of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities of this series is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(1) was a member of such Board of Directors on the first date that any of the Securities of this series were issued; or

(2) was nominated for election or elected to the Company’s Board of Directors (i) with the approval of Redstone Family Members representing not less than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares, or (ii) with the approval of a majority of the Continuing Directors who were members of the Company’s Board at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Securities of this series, as the case may be, for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Redstone Family Members” includes only the following persons: (i) Mr. Sumner Redstone, (ii) the estate of Mr. Redstone; (iii) each descendant of Mr. Redstone or spouse or former spouse of Mr. Redstone and their respective estates, guardians, conservators or committees; (iv) any spouse or former spouse of Mr. Redstone; (v) each “Family Controlled Entity” (as defined below); and (vi) the trustees, in their respective capacities as such, of each “Family Controlled Trust” (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if more than 50% of its board of directors is composed of Redstone Family Members; (ii) any other corporation if more than 50% of the value of its outstanding equity is owned by Redstone Family Members; (iii) any partnership if more than 50% of the value of its partnership interests is owned by Redstone Family Members; and (iv) any limited liability or similar company if more than 50% of the value of the company is owned by Redstone Family Members. The term “Family Controlled Trust” includes certain trusts existing on May 12, 2020 and any other trusts the primary beneficiaries of which are Redstone Family Members, spouses of Redstone Family Members and/or charitable organizations, provided that if the trust is a wholly charitable trust, more than 50% of the trustees of such trust consist of Redstone Family Members.

“Fitch” means Fitch Ratings, Ltd.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means:

(1) each of Moody’s, S&P and Fitch; and

(2) if any of Moody’s, S&P or Fitch ceases to rate the Securities of this series or fails to make a rating of the Securities of this series, as the case may be, publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series. Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (all such series voting together as a single class). The Indenture also contains provisions permitting the Holders of not less than specified percentages in aggregate principal amount of the Outstanding Securities of each series, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holders of this Security and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of all Outstanding Securities of this series shall have made written request to, and offered indemnity reasonably satisfactory to, the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of or interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security will be registered on the Security Register of the Company or the Trustee upon surrender of this Security for registration of transfer at the office or agency of the Company or the Trustee maintained for such purpose at such office or agency as the Company or Trustee may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of Securities of this series, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the time of due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

This Security is a Global Security. If at any time the Depositary for this Global Security notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary for such Global Security shall no longer be eligible under applicable law, the Company shall appoint a successor Depositary eligible under applicable law with respect to this Global Security. If a successor Depositary eligible under applicable law for this Global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will execute, and the Trustee, upon receipt of the Company Order, Officer’s Certificate and Opinion of Counsel for the authentication and delivery of definitive Registered Securities of Securities of this series and tenor, will authenticate and deliver such definitive Registered Securities of such series and tenor, in any authorized denominations, in an aggregate principal amount equal to the principal amount of this Global Security, in exchange for this Global Security.

Defined Terms. All terms used in this Security that are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

Governing Law. This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

Unless the certificate of authentication hereon has been duly executed by or on behalf of Deutsche Bank Trust Company Americas, as Trustee under the Indenture, or its successor thereunder, by the manual or facsimile signature of one of its authorized officers, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: May 19, 2020	VIACOMCBS INC.
as Issuer
By:
	Name:	James C. Morrison
	Title:	Executive Vice President, Treasurer

[Signature Page to Global Note (2050 Senior Notes No.     )]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of a series referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

Dated: May 19, 2020

[Signature Page to Global Note (2050 Senior Notes No.     )]